Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On September 16, 2014, Steel Dynamics, Inc. ( “Steel Dynamics”) completed the acquisition of Severstal Columbus, LLC (“Columbus”), which is a sheet steel mini-mill located in Columbus, Mississippi (the “Acquisition”).  The Acquisition was completed pursuant to a Membership Interest Purchase Agreement, dated as of July 18, 2014, by and among Severstal Columbus Holdings, LLC (“Holdings”), Columbus and Steel Dynamics, whereby Steel Dynamics acquired all of Holdings’ membership interests in Columbus for a purchase price of $1.625 billion in cash, with customary transaction purchase price adjustments.  The Acquisition was funded with the September 9, 2014 issuance and sale of $700 million aggregate principal amount of 5.125% Senior Notes due 2021 (the “2021 Notes”) and $500 million aggregate principal amount of 5.500% Senior Notes due 2024 (the “2024 Notes”) and, together with the 2021 Notes, (the “Notes”), borrowings on Steel Dynamics’ revolving credit facility, and approximately $350 million of available cash.

The following unaudited pro forma condensed consolidated financial information is derived from and should be read in conjunction with historical financial statements and related notes of Steel Dynamics and Columbus.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2014, and the unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 2014, and the year ended December 31, 2013, are presented herein. The unaudited pro forma condensed consolidated balance sheet gives effect to the Acquisition as if it had occurred on June 30, 2014, and combines the historical balance sheets of Steel Dynamics and Columbus as of June 30, 2014. The unaudited pro forma condensed consolidated statement of income for the six months ended June 30, 2014, gives effect to the Acquisition as if it had occurred on January 1, 2014, and combines the historical consolidated statements of income of Steel Dynamics and Columbus for the six months ended June 30, 2014. The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2013, gives effect to the Acquisition as if it had occurred on January 1, 2013, and combines the historical consolidated statements of income of Steel Dynamics and Columbus for the year ended December 31, 2013.

The historical financial statements have been adjusted to give effect to pro forma items that are (i) directly attributable to the Acquisition and related financing and (ii) factually supportable. The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of what the actual combined financial position or results of operations would have been had the Acquisition and financing been completed on the dates indicated or what such financial position or results would be for future periods.

The unaudited pro forma condensed consolidated financial statements were prepared using the acquisition method of accounting to account for the Acquisition. Accordingly, Steel Dynamics has adjusted the historical consolidated financial information to give effect to the estimated consideration to be issued in connection with the Acquisition and the estimated financing. In the unaudited pro forma condensed consolidated financial statements, Steel Dynamics’ cost to acquire Columbus has been allocated to the assets acquired and the liabilities assumed based upon management’s preliminary estimate of their respective fair values. The excess, if any, of the fair value of the consideration issued over the fair value of the identifiable assets acquired and liabilities assumed will be recorded as goodwill. The amounts allocated to the identifiable assets acquired and liabilities assumed in the unaudited pro forma condensed consolidated financial information are based upon management’s preliminary valuation estimates. Definitive allocations will be finalized based on certain valuations and other studies that will be performed and finalized by Steel Dynamics. Accordingly, the purchase price allocation adjustments and related depreciation and amortization reflected in the unaudited pro forma condensed consolidated financial statements are preliminary, have been made solely for the purpose of preparing these pro forma statements and are subject to revision based on a final determination of fair value, and such revisions could have a material effect on the accompanying unaudited pro forma condensed consolidated financial statements. In addition, the unaudited pro forma condensed consolidated financial information does not include any purchase price adjustments provided under the Acquisition Agreement.

The unaudited pro forma condensed consolidated statements of income do not include the impacts of any revenue, costs or other operating synergies that may result from the Acquisition or any restructuring costs. The unaudited pro forma condensed consolidated statements of income also do not reflect certain acquisition-related expenses incurred resulting from the Acquisition and related financing, as we consider them to be of a non-recurring nature.

Based on a preliminary review of Columbus’ significant accounting policies disclosed in their historical financial statements, the nature and amount of any adjustments to the historical financial statements of Columbus to conform their accounting policies to those of Steel Dynamics’ accounting policies are not expected to be significant. Further review of Columbus’ accounting policies and financial statements may result in required revisions to Columbus’ policies and classifications to conform to our accounting policies.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of June 30, 2014

(dollars in thousands)

	Historical
	Steel Dynamics	Columbus	Acquisition		Pro Forma
Assets
Current assets
Cash and equivalents	$357,490	$7,930	$(350,000)	a	$15,420
Accounts receivable, net	910,796	192,815	(13,653)	b	1,089,958
Inventories	1,320,871	304,303	17,700	c	1,642,874
Other current assets	41,029	2,928	—		43,957
Total current assets	2,630,186	507,976	(345,953)		2,792,209
Property, plant and equipment, net	2,177,007	1,223,671	94,435	d,l	3,495,113
Restricted cash	18,460	—	—		18,460
Intangible assets, net	372,819	—	40,000	e	412,819
Goodwill	728,751	—	—		728,751
Other assets	57,979	7,135	18,750	f	83,864
Total assets	$5,985,202	$1,738,782	$(192,768)		$7,531,216
Liabilities and Equity
Current liabilities
Accounts payable	$440,691	$246,737	$(13,653)	b	$673,775
Income taxes payable	19,448	—	(8,880)	g	10,568
Accrued expenses	191,323	15,992	(142)	h	207,173
Current maturities of long-term debt	61,761	436	117,750	i	179,947
Total current liabilities	713,223	263,165	95,075		1,071,463
Long-term debt
Senior term loan	199,375	—	—		199,375
Senior notes	1,500,000	—	1,200,000	j	2,700,000
Other long-term debt	42,753	1,074,161	(1,073,537)	h	43,377
Total long-term debt	1,742,128	1,074,161	126,463		2,942,752
Deferred income taxes	548,285	—	—		548,285
Other liabilities	22,356	36,268	(33,998)	h,l	24,626
Commitments and contingencies
Redeemable noncontrolling interests	124,180	—	—		124,180
Equity
Common stock voting	647	—	—		647
Treasury stock, at cost	(398,818)	—	—		(398,818)
Additional paid-in capital	1,058,921	1,414,407	(1,414,407)	k	1,058,921
Retained earnings	2,237,147	(1,049,219)	1,034,099	k	2,222,027
Total Steel Dynamics, Inc. equity	2,897,897	365,188	(380,308)		2,882,777
Noncontrolling interests	(62,867)	—	—		(62,867)
Total equity	2,835,030	365,188	(380,308)		2,819,910
Total liabilities and equity	$5,985,202	$1,738,782	$(192,768)		$7,531,216

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Six Months Ended June 30, 2014

(dollars in thousands)

	Historical
	Steel Dynamics	Columbus	Acquisition		Pro Forma
Net sales	$3,899,843	$1,139,634	$(54,067)	m	$4,985,410
Costs of goods sold	3,513,768	1,016,795	(32,432)	m,n,o	4,498,131
Gross profit	386,075	122,839	(21,635)		487,279
Selling, general and administrative expenses	173,238	7,690	3,636	p,q	184,564
Operating income	212,837	115,149	(25,271)		302,715
Interest expense, net of capitalized interest	60,619	32,743	1,147	r	94,509
Loss on early extinguishment of debt	—	46,423	(46,423)	s	—
Other expense (income), net	(2,385)	26	—		(2,359)
Income before income taxes	154,603	35,957	20,005		210,565
Income taxes	54,564	173	20,533	t	75,270
Net income	100,039	35,784	(528)		135,295
Net loss attributable to noncontrolling interests	10,843	—	—		10,843
Net income attributable to Steel Dynamics, Inc.	$110,882	$35,784	$(528)		$146,438
Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$0.49				$0.65
Weighted average common shares outstanding	224,615				224,615
Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$0.48				$0.62
Weighted average common shares and share equivalents outstanding	241,721				241,721
Dividends declared per share	$0.23				$0.23

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Year Ended December 31, 2013

(dollars in thousands, except per share data)

	Historical
	Steel Dynamics	Columbus	Acquisition		Pro Forma
Net sales	$7,372,924	$1,938,571	$(118,151)	m	$9,193,344
Costs of goods sold	6,653,780	1,839,955	(92,581)	m,n,o	8,401,154
Gross profit	719,144	98,616	(25,570)		792,190
Selling, general and administrative expenses	332,619	35,070	(7,452)	p,q	360,237
Operating income	386,525	63,546	(18,118)		431,953
Interest expense, net of capitalized interest	127,728	107,045	(39,266)	r	195,507
Other expense (income), net	(4,033)	(238)	—		(4,271)
Income (loss) before income taxes	262,830	(43,261)	21,148		240,717
Income taxes	99,314	479	(8,882)	t	90,911
Net income (loss)	163,516	(43,740)	30,030		149,806
Net loss attributable to noncontrolling interests	25,798	—	—		25,798
Net income (loss) attributable to Steel Dynamics, Inc.	$189,314	$(43,740)	$30,030		$175,604
Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$0.86				$0.79
Weighted average common shares outstanding	220,916				220,916
Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$0.83				$0.77
Weighted average common shares and share equivalents outstanding	238,996				238,996
Dividends declared per share	$0.44				$0.44

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

1.                                      Sources and Uses of Funds

Set forth below are the estimated sources and uses of funds reflected in the Acquisition column.

	Sources		Uses
Issuance and Sale of the Notes	$1,200,000	Cash purchase price	$1,625,000
Borrowing under Senior Secured Credit Facility	117,750	Acquisition fees and expenses	24,000
Cash on hand	350,000	Financing fees and expenses	18,750
	$1,667,750		$1,667,750

2.                                      Purchase Price

The estimated purchase price, and allocation of the estimated purchase price discussed below are preliminary as the accounting for the Acquisition has not yet been completed. Under the acquisition method of accounting, the estimated cash purchase price as indicated above is allocated to the identifiable net tangible and intangible assets of Columbus based on their estimated fair values as of the date of the Acquisition. The purchase price in excess of the identifiable net assets acquired, if any, would be allocated to Goodwill. Management of Steel Dynamics has allocated the estimated cash purchase price based on preliminary estimates. The allocation of the estimated purchase price and the estimated useful lives associated with certain assets are as follows:

	Amount	Estimated Useful Life
Net tangible assets acquired at book value	$1,451,125
Inventory step-up	17,700	Two months
Property, plant and equipment step-up	116,175	12 years
Intangible assets—customer relationships	40,000	10 years
Estimated cash purchase price	$1,625,000

Definitive allocation of the purchase price will be finalized based on certain valuations and other studies that will be performed by Steel Dynamics, with the assistance of outside valuation specialists. Accordingly, the purchase price allocation adjustments and related depreciation and amortization reflected in the foregoing unaudited pro forma condensed consolidated financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value, and such revisions could have a material effect on the accompanying unaudited pro forma condensed consolidated financial statements. Such revisions could include changes to the fair value assigned to tangible or intangible assets acquired or liabilities assumed, or changes to the estimated useful lives assigned to tangible or intangible assets.

Inventory:  Steel Dynamics has estimated that the Acquisition date fair value of certain primarily in-process and finished goods inventories of Columbus will be higher than their respective book values in their historical financial statements.

Property, plant and equipment:  Steel Dynamics has estimated that the Acquisition date fair value of certain fixed assets of Columbus will be higher than their respective book values in their historical financial statements.

Identifiable intangible assets:  Steel Dynamics has estimated that an intangible asset related to underlying customer relationships with distributor networks, original equipment manufacturers and other customers of Columbus will exist at the Acquisition date. Steel Dynamics expects to amortize the fair value of customer relationships based on the pattern in which the economic benefits of this intangible asset will be consumed. Additionally, the customer relationships intangible asset will be tested for impairment whenever circumstances indicate that the carrying amount may not be recoverable. In the event that management of Steel Dynamics determines that the value of the acquired customer relationships has become impaired, the company will incur an accounting charge for the amount of impairment during the period in which the amount is determined.

Goodwill:  Goodwill, if any, represents the excess of the purchase price over the fair value of the underlying identifiable net tangible and intangible assets. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 350, Intangibles—Goodwill and Other, goodwill would not be amortized but would be tested for impairment at least annually (more frequently if indicators of impairment are present). In the event that management of Steel Dynamics determines that the value of the goodwill has become impaired, the company will incur an accounting charge for the amount of impairment during the period in which the amount is determined.

3.                                      Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed consolidated balance sheet reflect:

a.                                      Payment of $350.0 million estimated cash purchase price from Steel Dynamics available cash.

b.                                      The elimination of intercompany accounts receivable and payable of $13.7 million.

c.                                       The estimated step-up in fair value of inventory of $17.7 million.

d.                                      The estimated step-up in fair value of property, plant and equipment of $116.1 million.

e.                                       The estimated fair value of identifiable intangible assets acquired of $40.0 million primarily for customer relationships.

f.                                        The estimated capitalized debt issuance costs of $18.8 million related to the issuance of the Notes.

g.                                       The estimated 37% tax benefit related to the $24.0 million in estimated acquisition-related expenses.

h.                                      The elimination of $142,000 in Columbus current accrued interest, $1.1 billion in Columbus long-term debt, and $12.3 million in Columbus non-current accrued interest not assumed in the acquisition.

i.                                          Assumed borrowings from the Steel Dynamics, Inc. Senior Secured Credit Facility of $117.8 million.

j.                                         The issuance and sale of $1.2 billion of Notes.

k.                                      The elimination of Columbus additional paid in capital of $1.4 billion and retained earnings deficit of $1.0 billion; and the $15.1 million in after tax effect of the $24.0 million in estimated acquisition-related expenses.

l.                                          The $21.7 million adjustment of Columbus deferred credits reflected in non-current other liabilities to fair value.

The pro forma adjustments included in the unaudited pro forma condensed statements of income reflect:

m.                                  The elimination of intercompany sales and cost of goods sold recognized during the respective periods for sales from Steel Dynamics to Columbus and from Columbus to Steel Dynamics of $54.1 million and $118.2 million for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively. The impact of the elimination of intercompany profit in inventory is estimated to not be significant.

n.                                      The incremental cost of goods sold of $17.7 million for each of the six months ended June 30, 2014 and the year ended December 31, 2013, in relation to the step-up in fair value of inventory.

o.                                      The incremental depreciation expense of $3.9 million and $7.9 million for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively, in relation to the step-up in fair value of property, plant and equipment.

p.                                      The inclusion of amortization expense of $3.6 million and $7.3 million for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively, in relation to the acquired intangible assets.

q.                                      The elimination from Columbus selling, general and administrative expenses for the year ended December 31, 2013 of $14.7 million of corporate overhead charges allocated to Columbus by its parent. No such corporate overhead amounts were allocated to Columbus in the six months ended June 30, 2014.

r.                                         The elimination of interest expense related to Columbus debt not assumed; and the addition of assumed interest expense from the issuance of the Notes and assumed borrowings from the Steel Dynamics’ Senior Secured Credit Facility. Historic interest expense was eliminated in the amounts of $32.7 million and $107.0 million for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively. Additional estimated interest expense is $33.9 million and $67.8 million for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively, assuming average interest rates of approximately 5.0% for the Notes and the assumed amounts borrowed under the Steel Dynamics, Inc. Senior Secured Credit Facility.

s.                                        The elimination of $46.4 million of Columbus loss on early extinguishment of debt, not being assumed, for the six months ended June 30, 2014.

t.                                         Income taxes on Columbus income (loss) and the tax impact of adjustments, at a rate of 37% and 38% for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively, for a total of tax expense of $20.5 million for the six months ended June 30, 2014, and a total tax benefit of $8.9 million for the year ended December 31, 2013.